                                                                    EXHIBIT (12)

                              FIRSTAR CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                            SIX MONTHS ENDED
                                 JUNE 30                       YEARS ENDED DECEMBER 31
                           -------------------   ----------------------------------------------------
                             1995       1994       1994       1993       1992       1991       1990
                           --------   --------   --------   --------   --------   --------   --------
                                                     (thousands of dollars)
EXCLUDING INTEREST ON
  DEPOSITS
Earnings
  Net income before
     taxes...............  $135,576   $163,479   $339,381   $334,493   $268,130   $216,123   $184,532
  Interest on debt.......    86,665     37,907     98,937     52,257     47,882     71,452    101,173
  Portion of rents
     representative of
     interest factor.....     5,349      5,967     11,935     11,883     11,290     10,729     10,504
                           --------   --------   --------   --------   --------   --------   --------
       Total.............   227,590    207,353    450,253    398,633    327,302    298,304    296,209
Fixed charges
  Interest on debt.......  $ 86,665   $ 37,907   $ 98,937   $ 52,257   $ 47,882   $ 71,452   $101,173
  Portion of rents
     representative of
     interest factor.....     5,349      5,967     11,935     11,883     11,290     10,729     10,504
                           --------   --------   --------   --------   --------   --------   --------
       Total.............    92,014     43,874    110,872     64,140     59,172     82,181    111,677
Ratio of earnings to
  fixed charges..........      2.47x      4.73x      4.06x      6.22x      5.53x      3.63x      2.65x
INCLUDING INTEREST ON
  DEPOSITS
Earnings
  Net income before
     taxes...............  $135,576   $163,479   $339,381   $334,493   $268,130   $216,123   $184,532
  Interest on debt.......    86,665     37,907     98,937     52,257     47,882     71,452    101,173
  Interest on deposits...   216,956    146,267    321,969    315,858    389,989    539,301    581,730
  Portion of rents
     representative of
     interest factor.....     5,349      5,967     11,935     11,883     11,290     10,729     10,504
                           --------   --------   --------   --------   --------   --------   --------
       Total.............   444,546    353,620    772,222    714,491    717,291    837,605    877,939
Fixed charges
  Interest on debt.......  $ 86,665   $ 37,907   $ 98,937   $ 52,257   $ 47,882   $ 71,452   $101,173
  Interest on deposits...   216,956    146,267    321,969    315,858    389,989    539,301    581,730
  Portion of rents
     representative of
     interest factor.....     5,349      5,967     11,935     11,883     11,290     10,729     10,504
                           --------   --------   --------   --------   --------   --------   --------
       Total.............   308,970    190,141    432,841    379,998    449,161    621,482    693,407
Ratio of earnings to
  fixed charges..........      1.44x      1.86x      1.78x      1.88x      1.60x      1.35x      1.27x